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Exhibit 99.1

FIRST HORIZON ANNOUNCES
APPOINTMENT OF PATRICK FOURTEAU AS CHIEF EXECUTIVE OFFICER

Alpharetta, GA, November 18, 2003—First Horizon Pharmaceutical Corporation (NASDAQ: FHRX), a specialty pharmaceutical company, today announced the appointment of Patrick Fourteau, its President and Chief Operating Officer, to the office of Chief Executive Officer.

Mr. Fourteau is a seasoned pharmaceutical industry executive having over 25 years of industry experience, with particular expertise in executing sales strategies for pharmaceutical products. Prior to coming to First Horizon in May of this year, Mr. Fourteau served as President of Ventiv Health Sales, an international contract sales organization. His prior experience includes service as President of various divisions of St. Jude Medical and as an executive with Eli Lilly.

John N. Kapoor, PhD, Chairman of the Company, commented, "We are pleased to announce the appointment of Patrick as CEO of First Horizon. Since joining the Company in May of 2003, Patrick has played an integral role in developing and implementing the Company's new strategic plan. We look forward to his continued contribution in his new role."

First Horizon Background

First Horizon Pharmaceutical Corporation is a specialty pharmaceutical company that markets prescription products in four therapeutic areas: cardiology, obstetrics and gynecology, pediatrics and gastroenterology. The Company has a portfolio that includes 17 branded prescription products of which 6 are actively promoted to high-prescribing physicians through its nationwide marketing and sales force of over 200 representatives. The Company's web site address is http://www.firsthorizonpharm.com.

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Contact:
Adam Mathis
First Horizon Pharmaceutical Corporation
770-442-9707 ext. 1415
amathis@horizonpharm.com

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FIRST HORIZON ANNOUNCES APPOINTMENT OF PATRICK FOURTEAU AS CHIEF EXECUTIVE OFFICER